Exhibit 99.1

ProBility Completes Acquisition of Cranbury International

Acquisition Expands International Reach and Increases EdTech and Virtual Reality Training Opportunities

HOUSTON, TX--(Marketwired - Aug 7, 2017) -  ProBility Media Corp. (OTCQB: PBYA), an EdTech company building the first full-service training and career advancement brand for the skilled trades, today announced that it has closed on the purchase of Cranbury International, an exporter of educational and training to international markets, located in Montpelier, Vermont.

Cranbury International, established in 2010, sells training and educational materials to governmental institutions and private sector markets in Brazil, Mexico, Columbia, Trinidad, and other international regions. The Company markets and represents approximately 40 major publishers in international markets.

"We are very excited to close on this transaction and to now access all the positive opportunities and synergies that Cranbury brings to our organization," stated Evan Levine, Chairman and CEO of ProBility. "Not only did we acquire an established business which increases our product offerings, customer base and international footprint, but we now have a tremendous opportunity to introduce many of Cranbury's clientele to the e-learning and virtual reality training products that ProBility is becoming known for."

Noah Davis, President and COO of ProBility, said, "This acquisition is a major step in our geographic expansion plan. Once again we have found a great suite of products with an attractive customer base which enhances our model. ProBility will continue to provide the same standards of quality that Cranbury delivered to their clients, while simultaneously introducing virtual reality and digital animation products that we believe will be adopted more and more going forward. This acquisition is truly a marriage of traditional learning with ed-tech and is another exciting milestone for ProBility and its shareholders."

About ProBility Media Corp.

ProBility Media Corp. is an EdTech company building the first full-service training and career advancement brand for the skilled trades. Through its divisions Brown Technical Media Corp., Brown Technical Publications Inc., Brown Book Shop, Inc., National Electrical Wholesale Providers, W Marketing, One Exam Prep, LLC, ProBility Safety Academy, ProBility Immersive Technologies and its partnership with Globalsim Inc., ProBility is executing a disruptive strategy of defragmenting the skilled trades training market place by offering high quality training courses and materials and preparing the workforce for excellence. ProBility services customers from the tradesman to the small business to the enterprise level corporation.

For more information, visit http://www.ProBilityMedia.com.

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements.

Contacts:
ProBility Media Corp.
Evan Levine
Chairman and Chief Executive Officer
Noah Davis
President and Chief Operating Officer
713.652.3937

Investor Contact:
PCG Advisory Group
Chuck Harbey
646.863.7997
Email Contact